UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 31, 2011

TETRA Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 31, 2011, Maritech Resources, Inc. (“Maritech”), a wholly-owned subsidiary of TETRA Technologies, Inc. (the “Company”), finalized the sale of all of its interest in 21 federal offshore oil and gas leases in the Gulf of Mexico, one Louisiana offshore oil and gas lease, and six leases in state waters, which collectively represent approximately 79% of Maritech’s total proved reserves as of December 31, 2010. The sale was made pursuant to a Purchase and Sale Agreement (the “Agreement”) with Tana Exploration Company LLC (“Tana”), a subsidiary of TRT Holdings, Inc. (“TRT”), which was previously signed on April 1, 2011. The assets (the “Assets”) sold include producing and non-producing wells and related reserves, production, contracts, platforms, equipment, gathering systems, production facilities, and other related properties. The sale has an effective date of January 1, 2011. The base purchase price for the Assets was $222.25 million, $11.1 million of which was prepaid in April 2011 at the time the Purchase and Sale Agreement was signed. At the closing of the sale, Maritech received $173.3 million cash, representing the base purchase price, less the amount prepaid and purchase price adjustments, including those adjustments reflecting post-effective date cash flows. The proceeds are subject to post-closing adjustments and do not reflect associated transaction expenses.

The pro forma financial information required to be filed pursuant to Items 2.01 and 9.01 is set forth below under Item 9.01. Additionally, on June 1, 2011, the Company issued a press release announcing the closing of the Agreement. The press release is attached hereto as Exhibit 99.2 and is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Pro forma financial information.

The pro forma financial information required to be filed pursuant to Item 9.01 (b) is filed as Exhibit 99.1 and is incorporated herein by reference.

(b)	Exhibits.

Exhibit Number	Description
99.1	Pro forma financial information.
99.2	Press release dated June 1, 2011, issued by TETRA Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.
By:	/s/Bass C. Wallace, Jr.
Bass C. Wallace, Jr.
Sr. Vice President & General Counsel
Date: June 3, 2011

EXHIBIT INDEX

Exhibit Number	Description
99.1	Pro forma financial information.
99.2	Press release dated June 1, 2011, issued by TETRA Technologies, Inc.